Exhibit 10(a)

EXECUTION COPY

51 West 52nd Street

New York, NY 10019

Joseph R. Ianniello

c/o CBS Corporation

51 W. 52nd Street

New York, NY 10019

Dear Joe:	Dated as of September 9, 2018

Reference is made to your employment agreement with CBS Corporation (“CBS”), dated as of July 1, 2017 (the “Agreement”). All defined terms used without being defined herein shall have the meanings ascribed to them in the Agreement. This letter agreement confirms and memorializes our understanding of the additional role you have assumed, notwithstanding any provision in the Agreement to the contrary, beginning on September 9, 2018, the date on which the CBS Board of Directors (the “Board”) determined that Mr. Moonves would cease to perform services as the Chairman, President and Chief Executive Officer of CBS (the “Start Date”). The provisions of this letter agreement shall be effective as of the Start Date.

1.

Acting CEO. Notwithstanding anything in paragraph 2(a) of the Agreement to the contrary, you have been appointed to serve as the President and Acting Chief Executive Officer, CBS Corporation (the “Acting CEO”) as ratified by the Board until the Board’s appointment of you or another individual as the Chief Executive Officer on a permanent basis. For so long as you are serving as Acting CEO, you shall be the highest-ranking executive of CBS (i.e., there shall be no executive of equal or higher ranking) and you will report directly and exclusively to the Board. You will have the authority, duties and responsibilities customary for the chief executive officer of a public company of the type and nature of CBS and shall perform such additional duties reasonable and consistent with that office as may be assigned to you from time to time by the Board. You shall have the right, subject to the approval of the Board, to name a successor Chief Financial Officer.

2.

CEO Search. You acknowledge that CBS has indicated its intent to conduct a formal search process before electing a permanent Chief Executive Officer. CBS acknowledges and agrees that this process must be concluded in a timely manner and that you will be a candidate and be afforded good faith consideration. If you become the permanent Chief Executive Officer, CBS will renegotiate your employment agreement in good faith.

3.

No Additional Compensation. You will receive no additional compensation under paragraph 3 of the Agreement for the incremental duties and responsibilities associated with your performance of services as Acting CEO.

Joseph R. Ianniello

As of September 9, 2018

4.

Benefits. With respect to benefit plans and programs as set forth in paragraph 4 of the Agreement, (i) the parenthetical phrase in the first sentence thereof shall be removed, (ii) the reference at the end of the first sentence thereof to “the Chairman & CEO” shall be modified by replacing it with “senior executives of CBS generally,” and (iii) the parenthetical phrase at the end of the last sentence thereof shall be modified by replacing “second priority” with “first priority” and deleting the requirement for approval by the Chairman & CEO.

5.

Business Expenses. With respect to reimbursement of business expenses set forth in paragraph 5 of the Agreement, (i) the reference in the first sentence thereof to “the Chairman & CEO” shall be modified by replacing it with “senior executives of CBS generally,” and (ii) the parenthetical at the end of the first sentence thereof shall be deleted in its entirety.

6.

Non-Competition. The second sentence of paragraph 6(a) of the Agreement is amended to read as follows: “You further agree that, during the Non-Compete Period (as defined below), you shall not, without the written consent of CBS, directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business enterprise that is engaged in the business conducted by CBS, or any of its subsidiaries, either (i) during the period of your employment or (ii) following your termination of employment, provided that CBS was actively planning to engage in such business at the time of your termination of employment; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

7.

Books, Articles, Etc. Paragraph 6(f) of the Agreement is amended to read as follows: “While employed by CBS and for two (2) years thereafter, but not beyond the end of the Term (June 30, 2022), except in the course of the performance of your duties and responsibilities or otherwise as authorized by the Board, you shall not prepare (other than personal notes and/or a diary) or assist any person or entity in the preparation of any books, articles, radio broadcasts, television or motion picture productions or other similar creations, concerning CBS or any of its affiliates or predecessors or any of their officers, directors, agents, employees, suppliers or customers.”

8.	Cause. The three references to the “Chairman & CEO” in paragraph 7(a)(i) of the Agreement shall be modified by replacing them with “the Board.”

9.

Good Reason. The second paragraph of paragraph 7(c)(i) of the Agreement is amended to read as follows: “For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder),

Joseph R. Ianniello

As of September 9, 2018

“Good Reason” shall mean the occurrence of any of the following without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (A) the failure of CBS to appoint a permanent Chief Executive Officer on or before June 30, 2019; (B) the appointment of a person other than yourself as Chief Executive Officer of CBS; (C) a material reduction in your position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect with your appointment as President and Acting CEO on the Start Date, including any such reduction effected through any arrangement involving the sharing of your position, titles, offices reporting relationships, authorities, duties or responsibilities (for the avoidance of doubt, (i) a material reduction shall include and be deemed to have occurred if either (x) you cease to be the highest ranking executive of CBS (provided that no cessation shall be deemed to have occurred if CBS has an ultimate parent company that is a public company and you are the highest ranking executive of the ultimate public parent company), or (y) neither CBS nor its ultimate parent company (if any) is a public company; and (ii) neither the assignment of another individual (or any successor(s) to such individual) to serve in the CFO position in accordance with paragraph 2 nor such individual’s performance of duties customary to that of a CFO of a public company shall be considered a material reduction or otherwise constitute “Good Reason” so long as such CFO position reports exclusively to you); (D) a reduction in your base Salary or target compensation in effect immediately prior to such reduction, including your annual Target Bonus or long term incentive targets; (E) the assignment to you of duties or responsibilities that are materially inconsistent with the usual and customary duties associated with a President and Chief Executive Officer of a publicly traded company or that materially impair your ability to function as the President and Acting CEO of CBS; (F) the material breach by CBS of any of its obligations under this Agreement (it being understood that a breach by CBS of its obligations under paragraph 3(c)(ii) shall constitute a material breach of an obligation under this Agreement); or (G) CBS requiring you to be based anywhere other than the New York or Los Angeles metropolitan area, except for required travel on CBS business. CBS shall have thirty (30) days from the receipt of your notice within which to cure, and, in the event of such cure, your notice shall be of no further force or effect. If no cure is effected, your resignation will be effective as of the date specified in your written notice to CBS or such earlier effective date set by CBS following receipt of your notice.”

10.

No Waiver of Rights. For purposes of clarity and avoidance of doubt, your acceptance of the arrangements described in this letter agreement shall in no way constitute a waiver of any existing or future rights you may have under the Agreement, including, without limitation, your right to resign with Good Reason if the Board appoints another individual to serve as Chief Executive Officer of CBS and receive the payments and benefits described in paragraph 7(c)(ii) or 7(j)(ii) of the Agreement, as applicable.

Joseph R. Ianniello

As of September 9, 2018

11.

Released Claims. CBS hereby acknowledges and agrees that the claims released in the Settlement and Release Agreement entered into and effective as of September 9, 2018, among CBS, National Amusements, Inc., the directors of CBS, you and certain others, cannot serve as the basis for a termination of your employment for Cause under paragraph 7(a) of the Agreement.

12.

Representations. CBS hereby represents that (i) this letter agreement has been duly authorized and executed, (ii) the Agreement, as modified by this letter agreement, is a legal, valid and binding obligation of CBS enforceable against CBS in accordance with its terms, and (iii) the Committee has unanimously adopted resolutions approving this letter agreement and affirming that the Agreement, as modified by this letter agreement, constitutes a legal, valid and binding obligation of CBS enforceable against CBS in accordance with its terms and has advised the Board of the key terms of this letter agreement, without objection. CBS further agrees that you will be entitled to indemnification under paragraph 18 of the Agreement with respect to any claim that the Agreement, as modified by this letter agreement, is not a legal, valid and binding obligation of CBS. You represent that you are free to enter into this letter agreement without restriction.

13.

Legal Fees. This letter agreement also confirms our understanding that, notwithstanding any provision in the Agreement, CBS shall promptly, upon submission of an appropriately detailed invoice, pay your legal fees reasonably incurred in connection with your promotion; provided, however, that such payment shall in no event exceed Eighty-Five Thousand Dollars ($85,000).

14.

Counterparts. This letter agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Except as otherwise expressly provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

[signature page to follow]

Joseph R. Ianniello

As of September 9, 2018

If the foregoing correctly sets forth our understanding, please sign, date, and return this letter agreement to the undersigned for execution on behalf of CBS.

Very truly yours,

CBS CORPORATION

By:	/s/ Anthony G. Ambrosio
Name:	Anthony G. Ambrosio
Title:	Senior Executive Vice President, Chief Administrative Officer & Chief Human Resources Officer

ACCEPTED AND AGREED:

/s/ Joseph R. Ianniello
Joseph R. Ianniello

Dated:	9/27/18